Exhibit 16.1

Brimmer, Burek & Keelan LLP

Certified Public Accountants
5601 Mariner Street, Suite 200 • Tampa, Florida 33609
(813) 282-3400 • Fax (813) 287-8369

November 18,2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Registrant (copy attached), which we understand were filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Registrant dated October 31, 2008. We agree with the statements concerning our Firm in such form 8-K.

Very truly yours,

/s/ Brimmer, Burek & Keelan LLP

Brimmer, Burek & Keelan LLP

October 27, 2008

Walter C. Copeland, CPA
Brimmer, Burek & Keelan LLP
5601 Mariner Street, Suite 200
Tampa, Florida 33609

Dear Mr. Copeland,

The Board of Directors ("the Board") has passed a resolution requiring a change in the independent registered public accounting firm that The Amacore Group, Inc. ("the Company") has previously engaged to review its financial statements in connection with its reporting requirements under the Securities Act of 1933 and Exchange Act of 1934.

Management and the Board understand that there are no disagreements with respect to accounting positions or fees owed. The decision to change independent registered public accounting firms was based on the Company's need for an independent registered public accounting firm that is positioned to accommodate the Company's growth and future endeavors.

A Current Report on Form 8-K (the "Form 8-K") will be filed with the Securities and Exchange Commission·(the "SEC") within 4 days of the date of this letter to report the change in our independent registered public accounting firm. Your firm is required submit to the Securities and Exchange Commission written correspondence indicating your agreement or disagreement with the statements contained within the Form 8-K. A suggested form of such correspondence is attached to this letter as Exhibit A. Please review and, if satisfactory, forward a signed copy on your firm's letterhead to my attention for filing with the Form 8-K.

Lastly, McGladey & Pullen, LLP will be contacting you in the near future to coordinate a review of the Company's working papers. We thank you in advance for your prompt attention to their request.

We thank you for your past services.

Respectfully,

/s/ Jay Shafer
Jay  Shafer President & Chief Executive Officer